PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333- 292753

TRINITY BIOTECH PLC

Secondary offering of up to
55,890,900 American Depositary Shares
representing
1,117,818,000 Ordinary Shares

On December 22, 2025, Trinity Biotech plc (the “Company”) and certain of its subsidiaries issued to Perceptive Credit Holdings III, L.P. (“PCH III”) a convertible promissory note (the “Convertible Note”) evidencing the outstanding obligations at the time under the Company’s Sixth Amended and Restated Credit Agreement, as amended, including by the second amendment, dated as of December 22, 2025. The Convertible Note provides that the holder may, at any time and from time to time, convert up to $60,000,000 aggregate principal amount of the Convertible Note (the “Conversion Note Obligations”) into American Depositary Shares (“ADSs”), each ADS representing 20 A Ordinary Shares, par value $0.0001 per share, of the Company (“Ordinary Shares”) at a conversion price of 97% of the volume weighted average price (“VWAP”) of the ADSs at the time of each such conversion, subject to a floor price of $1.03 (the “Conversion Price”) and a beneficial ownership cap, which prohibits conversions to the extent that after giving effect to any conversion, the holder, its affiliates and any other party with which the holder’s beneficial ownership would be aggregated for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended, would beneficially own more than 9.9% of the outstanding ADSs. In addition, on December 22, 2025, the Company, TRIB Biosensors Inc. (“TRIB B”) and Perceptive Credit Holdings II, L.P., an affiliate of PCH III (“PCH II”) entered into a conversion rights agreement (the “Conversion Rights Agreement”), pursuant to which the Company, TRIB B and PCH II agreed to permit $12,500,000 of payment obligation of TRIB B owed to PCH II (the “Conversion Rights Obligations”) to be satisfied, at PCH II’s election, by converting those obligations (in whole or in part) into ADSs from time to time at the Conversion Price, also subject to the 9.9% beneficial ownership cap. The Conversion Note Obligations and the Conversion Rights Obligations, together, are referred to herein as the “Conversion Obligations.” The Convertible Note and the Conversion Rights Agreement, together, are referred to herein as the “Conversion Documents”.  PCH II and PCH III together are also referred to herein as “Perceptive” or the “Selling Shareholders.” We are registering the Ordinary Shares issuable under the Conversion Obligations pursuant to a registration rights agreement entered into by us and the Selling Shareholders.

This prospectus, as it may be amended or supplemented from time to time, relate to the offer and resale by the Selling Shareholders from time to time of up to 1,117,818,000 Ordinary Shares represented by up to 55,890,900 ADSs issuable pursuant to the Conversion Documents.

ADSs representing our Ordinary Shares are listed on The NASDAQ Global Select Market (“Nasdaq”) under the symbol “TRIB.”  On January 22, 2026, the closing price of an ADS on The NASDAQ Global Select Market was $0.7913.  The Selling Shareholders may sell the ADSs offered by them as described in this Prospectus from time to time. We will not receive any proceeds from the sale of ADSs by the Selling Shareholders. However, the conversion of Conversion Obligations to ADSs directly reduces the amount of Conversion Obligations owed under the Conversion Documents, including, in the case of the Convertible Note, the principal amount outstanding under the Credit Agreement. We will bear all costs, expenses and fees in connection with the registration of Ordinary Shares represented by the Selling Shareholders’ ADSs and the issuance of those ADSs and the Ordinary Shares they represent. The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of their Ordinary Shares.

INVESTING IN THE ADSs INVOLVES A HIGH DEGREE OF RISK.  BEFORE BUYING ANY SECURITIES, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 23, 2026.

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Unless expressly stated otherwise, in this prospectus, references to “we”, “us” or “Trinity Biotech” shall mean Trinity Biotech plc and its world-wide subsidiaries, collectively.  References to the “Company” shall mean Trinity Biotech plc. All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “Euro” or “€” are to European Union Euro.

You should read this document together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.  We have not authorized any dealer, salesperson or other person to give any information or to make any representation and you should not rely upon any information or representation not contained or incorporated by reference in this prospectus.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy ADSs, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy ADSs in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or ADS is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus is not intended to be and is not a prospectus for purposes of: (i) Regulation (EU) 2017/1129 of the European Parliament and of the Council; or (ii) the European Union (Prospectus) Regulations of Ireland 2019; or (iii) Regulation (EU) 2017/1129 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 of the United Kingdom, as amended by the Prospectus (Amendment etc.) (EU Exit) Regulations 2019 of the United Kingdom. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to European prospectus law or the UK prospectus law. This document has been prepared on the basis that any offer of shares in any relevant European Economic Area member state or the United Kingdom will be made pursuant to an exemption under European prospectus law and the UK prospectus law from the requirement to publish a prospectus for offers of shares and does not constitute an offer or solicitation to anyone to purchase shares in any jurisdiction in which such an offer or solicitation is not authorized nor to any person to whom it is unlawful to make such an offer or solicitation. This document has not been reviewed or approved by the Central Bank of Ireland nor by any other competent or supervisory authority of any other member state of the European Economic Area or the United Kingdom for the purposes of the European Prospectus Regulation, or the UK prospectus law, as applicable. Any representation to the contrary is a criminal offense.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may include forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipate,” “estimate,” “plan,” “project,” “potential,” “predict” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “should,” “will,” “would,” “could” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Examples of forward-looking statements include, but are not limited to, statements about:

•	the development of future products;
•	the potential attributes and benefit of our products and their competitive position;
•	our ability to successfully commercialize, or enter into strategic relationships with third parties to commercialize, our products;
•	our estimates regarding expenses, future revenues, capital requirements and our need for additional financing;
•	statements of our plans and objectives;
•	our ability to acquire or in-license new product candidates;
•	potential strategic relationships;
•	the duration of our patent portfolio;
•	the capabilities of our business operations;
•	expected future economic performance;
•	competition in our market; and
•	assumptions underlying statements regarding us or our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	our substantial indebtedness, which could impair our flexibility and access to capital and adversely affect our financial position;
•	our ability to generate or raise sufficient funds to repay our debt as it becomes due and to continue as a going concern;
•	pandemics or other public health emergencies, including ongoing effects of the COVID-19 pandemic;
•
the occurrence of hostilities and political instability, including hostilities between Russia and Ukraine and between Hamas and Israel, and resulting volatility and other effects on global economic conditions;

•	changes in customer demand;
•	our ability to successfully develop and commercialize new products, including our new biosensor related products, including our continuous glucose monitoring (“CGM”) product;

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” and our financial statements and notes thereto that are incorporated by reference in this prospectus. Unless otherwise indicated herein or the context otherwise requires, the terms “Trinity Biotech,” the “Company,” “we,” “us” “our” refer to Trinity Biotech plc and its consolidated subsidiaries.

Our Company

We are a commercial stage biotechnology company focused on diabetes management solutions and human diagnostics, including wearable biosensors. We develop, acquire, manufacture and market diagnostic systems, including both reagents and instrumentation, for the point-of-care and clinical laboratory segments of the diagnostic market. The products are used to detect infectious diseases and to quantify the level of Haemoglobin A1c and other chemistry parameters in serum, plasma and whole blood. We intend to develop a range of biosensor devices and related services, starting with a continuous glucose monitoring product.

For a full and comprehensive description of our business, markets and product lines, see our most recent Annual Report on Form 20-F and any updates in our Reports of Foreign Private Issuer on Form 6-K (“Form 6-K”), to the extent that they are incorporated herein by reference.

Corporate Information

Trinity Biotech plc was incorporated as a private limited company registered in Ireland in January 1992 and subsequently re-registered as a public limited company (“plc”) in July 1992. We commenced operations in 1992 and, in October 1992, completed an initial public offering of our securities in the United States. Our principal offices are located at IDA Business Park, Bray, County Wicklow, Ireland and our telephone number is +353 1276 9800. Our North American headquarters is based at 2823 Girts Rd., Jamestown, NY 14701, United States. Our website is www.trinitybiotech.com. The information on our website is not incorporated by reference herein.

Recent Developments

Credit Agreement and Perceptive Conversion Documents

On December 22, 2025, Perceptive Credit Holdings III, L.P. (“PCH III”), the Company and the other parties to the Company’s Sixth Amended and Restated Credit Agreement, as amended, entered into a second amendment to the Sixth Amended and Restated Credit Agreement (the “Second Amendment” and, together with the Sixth Amended and Restated Credit Agreement, the “Credit Agreement”), which provided for, among other things, an additional $5,000,000 of term loan borrowing (the “Additional Term Loan”) and that the Company issue to PCH III a convertible promissory note in the amount of $96,161,421.33 (the “Convertible Note”) evidencing the outstanding obligations under the Credit Agreement as of that date. Up to $60,000,000 of the aggregate principal amount of the Convertible Note (the “Conversion Note Obligations”) is convertible (at the holder’s election) into ADSs at a conversion price of 97% of the volume weighted average price (“VWAP”) of the ADSs at the time of each such conversion, subject to a floor price of $1.03 (the “Conversion Price”) and the Beneficial Ownership Cap (as defined below).

In addition, on December 22, 2025, the Company, TRIB Biosensors Inc. (“TRIB B”) and Perceptive Credit Holdings II, L.P. (“PCH II”) entered into a conversion rights agreement (the “Conversion Rights Agreement” and, together with the Convertible Note, the “Conversion Documents”), pursuant to which the Company, TRIB B and PCH II agreed to permit a $5,000,000 payment obligation of TRIB B owed to PCH II in connection with the Company’s acquisition of continuous glucose monitor (CGM) assets from Waveform Technologies Inc. (the “Milestone Payment Obligation”) to be satisfied, at PCH II’s election, by converting that obligation (in whole or in part) into ADSs of the Company from time to time at the Conversion Price at the time of each such conversion. The Conversion Rights Agreement also provided for the termination of TRIB B’s contingent payment obligation in connection with the Waveform acquisition of up to $15,000,000 in exchange for TRIB B’s agreement to pay $7,500,000 to PCH II, and the parties’ agreement to permit that obligation to be satisfied (in whole or in part), at PCH II’s election, by converting such obligation into ADSs of the Company at the Conversion Price at the time of each conversion. The payment obligations under the Conversion Rights Agreement are referred to herein as the Conversion Rights Obligations and, together with the Conversion Note Obligations, the “Conversion Obligations”.

Each of the Conversion Documents restricts the conversion thereof to the extent that, upon such conversion, the number of the Company’s Ordinary Shares then beneficially owned by the holder and its “Attribution Parties” (as defined in the Conversion Documents), including its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group,” would exceed 9.9% of the total number of Ordinary Shares then outstanding (the “Beneficial Ownership Cap”).

In connection with the Conversion Documents, the Company also entered into a Registration Rights Agreement with Perceptive that provides for the registration of the ADSs and Ordinary Shares issuable upon conversion of the Conversion Documents.

The foregoing summaries of the Credit Agreement, Convertible Note, Conversion Rights Agreement and Registration Rights Agreement are general descriptions only, do not purport to be complete, and are qualified in their entirety by reference to the agreements filed as exhibits to the registration statement of which this prospectus forms a part.

Change in Nominal Value and Authorized Share Capital

At the annual general meeting of the Company’s shareholders held on September 30, 2025, shareholders approved resolutions to, among other things, reduce nominal value of the Ordinary Shares from $0.0109 per share to $0.0001 per share, and approved an increase in the Company’s authorized share capital to 16,654,000,000 Ordinary Shares.

THE OFFERING

ADSs offered by the Selling Shareholder	55,890,900 ADSs (each ADS represents 20 Ordinary Shares).

Ordinary Shares outstanding before the sale by the Selling Shareholder
374,206,640 Ordinary Shares (which excludes 48,396,672 Ordinary Shares issuable upon the exercise of options at exercise prices that range from US$0.12-US$1.10 per Ordinary Share, 66,200,000 Ordinary Shares represented by ADSs issuable upon the exercise of outstanding Warrants, and 24,691,358 Ordinary Shares  represented by ADSs issuable upon conversion of the $20 million convertible note (the “MiCo Convertible Note”) held by MiCo IDV Holdings, LLC (“MiCo”), with an ADS conversion price of $16.20 per ADS).

Use of proceeds
We will not receive any proceeds from the sale of the ADSs offered hereby. We will not receive any cash proceeds from any conversion by Perceptive under the Conversion Documents, however, the conversion of Conversion Obligations to ADSs directly reduces the amount of Conversion Obligations owed under the Conversion Documents, including, in the case of the Convertible Note, the principal amount outstanding under the Credit Agreement. See the section of this prospectus titled “Use of Proceeds” for more information.

NASDAQ Capital Market symbol	“TRIB”
Risk Factors
Prospective investors should carefully consider the Risk Factors beginning on page 5 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ADSs offered hereby.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 20-F on file with the Commission, as revised or supplemented by our reports subsequently filed after the date hereof with the Commission and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this.

We have incurred substantial debt, which could impair our flexibility and access to capital and adversely affect our financial position.

As of December 31, 2025, we had total indebtedness of approximately US$134.58 million, consisting of outstanding principal and accrued interest under the Credit Agreement, the Milestone Payment Obligation and other obligations under the Conversion Rights Agreement, the MiCo Convertible Note and a residual amount owing for an exchangeable note which was almost completely retired in 2022. Those indebtedness amounts are presented at gross value, which may differ from the IFRS carrying value due to IFRS accounting rules.  The term loan under the Credit Agreement, which is repayable in January 2027, had a principal outstanding amount of US$100.82 million as of December 31, 2025, excluding interest payments payable for the months of December 2025 and January 2026 that we agreed, under the Second Amendment, would be paid-in-kind on the applicable payment date by increasing the outstanding principal amount of the term loan.

As a result of the debt we have incurred, we may need to raise capital in one or more debt or equity offerings to satisfy or refinance our obligations, as well as to fund our operations. There can be no assurance, however, that we will be successful in raising the necessary capital or that any such offering will be available to us on terms acceptable to us, or at all. If we are unable to raise additional capital that may be needed on terms in sufficient amounts or on terms acceptable to us, it could have a material adverse effect on our company and we may have to significantly delay, scale back or discontinue our deliveries under our outstanding customer purchase orders or the development or commercialization of one or more of our products or one or more of our other research and development initiatives, sell assets and/or cease trading.

Our debt may:

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our ability to use our cash flow or obtain additional financing for working capital, capital expenditures, acquisitions or other general business purposes;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	result in dilution to our existing shareholders in the event we issue equity to fund our debt obligations;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

To the extent we are unable to repay our debt as it becomes due with cash on hand or from other sources, we will need to refinance our debt, sell assets or repay the debt with the proceeds from equity offerings in order to continue in business. Additional indebtedness or equity financing may not be available to us in the future for the refinancing or repayment of existing debt, or if available, such additional debt or equity financing may not be available on a timely basis, or on terms acceptable to us and within the limitations specified in our then existing debt instruments. In addition, in the event we decide to sell additional assets, we can provide no assurance as to the timing of any asset sales or the proceeds that could be realized by us from any such asset sale. Our ability to obtain additional funding may determine our ability to continue as a going concern.

Risks Related to the Offering

Conversion of the Conversion Obligations will cause substantial dilution to our existing shareholders, the sale of the ADS acquired by the Selling Shareholders could cause the price of our ADSs to decline, and the actual number of ADSs we will issue under the Conversion Documents, at any one time or in total, is uncertain.

This prospectus relates to the resale by the Selling Shareholders from time to time of an aggregate amount of up to 55,890,900 ADSs that the Selling Shareholders may obtain by electing to convert the Conversion Obligations  from time to time, however the Selling Shareholders are entitled to convert the entire amount of the Conversion Obligations from time to time, and the amount of ADSs that may be issuable upon those conversions may exceed that amount.  The Company is obligated under the Registration Rights Agreement to register all shares issuable upon conversion of the Conversion Obligations.

Based on the floor price of $1.03, if the Selling Shareholders were to exercise their conversion rights under the Conversion Documents in full, it would result in the issuance of 70,388,350 ADSs, representing an aggregate of 1,407,767,000 Ordinary Shares.  The Selling Shareholders may exercise (or refrain from exercising) their conversion rights under the Conversion Documents in such amounts, if at all, as they determine in their sole discretion, and they have not committed to exercise all or any portion of such conversion rights. The aggregate number of ADSs that can be issued to the Selling Shareholders under the Conversion Documents is subject to the Beneficial Ownership Cap.

Depending upon market liquidity at the time, sales of ADSs by the Selling Shareholders may cause the trading price of our ADSs to decline. After the Selling Shareholders have acquired ADSs under the Conversion Documents, they may sell all, some or none of those ADSs. Conversions by the Selling Shareholders under the Conversion Documents may result in substantial dilution to the interests of other holders of our ADSs. The sale of a substantial number of ADSs by the Selling Shareholders, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

USE OF PROCEEDS

This prospectus relates to shares of ADSs that may be offered and sold from time to time by the Selling Shareholders. We will not receive any proceeds from the sale of ADSs by the Selling Shareholders. We will not receive any cash proceeds from any conversion by the Selling Shareholders under the Conversion Documents, however, the conversion of Conversion Obligations to ADSs directly reduces the amount of Conversion Obligations owed under the Conversion Documents, including, in the case of the Convertible Note, as a prepayment of the principal outstanding under the Credit Agreement, subject to the terms of the Credit Agreement and the Convertible Note.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the ADSs. We will bear all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares represented by the ADSs covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel, certain expenses of counsel to the Selling Shareholders and our independent registered public accountants.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of September 30, 2025, as derived from our condensed consolidated balance sheet as of September 30, 2025, which was prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The information in this table should be read in conjunction with the audited condensed consolidated interim financial statements for the year ended December 31, 2024 and other financial information incorporated by reference into this prospectus and any prospectus supplement.

The table below presents our capitalization and indebtedness:

•      on an actual basis; and
•     on a pro forma basis, to give effect to an additional $2,000,000 million of term loan borrowing in October 2025 and the capitalization of paid-in-kind interest payments due in August 2025, September 2025, October 2025 and November 2025 pursuant to the First Amendment to the Credit Agreement, and an additional $5,000,000 million of term loan borrowing and the capitalization of paid-in-kind interest payments due in December 2025 and January 2026, pursuant to the Second Amendment to the Credit Agreement, each presented on a gross-value basis, as if they each had occurred on September 30, 2025 (the “Pro Forma Adjustments”).

	September 30, 2025
(All figures in thousands of U.S. dollars, except for share amounts)	Actual	As Adjusted
Cash and cash equivalents	1,341	8,341
Debt
Exchangeable Notes	210	210
MiCo Convertible Note	16,091	16,091
Senior Secured Term Loan	88,686	99,912
Total debt	104,987	116,213
Equity
Ordinary Shares, par value $0.0001 per share	40	40
Share Premium	63,845	63,845
Treasury shares	(24,922)	(24,922)
Equity component of MiCo Convertible Note	6,709	6,709
Reserves	(1,660)	(1,660)
Accumulated deficit	(98,727)	(98,727)
Total shareholders’ equity	(54,715)	(54,715)
Total capitalization	50,272	61,498

The number of Ordinary Shares in the table above excludes the following:

•	48,396,672 Ordinary Shares issuable upon exercise of outstanding stock options at exercise prices that range from US$0.12 to US$1.10 per Ordinary Share;
•	66,200,000 Ordinary Shares represented by ADSs issuable upon the exercise of the Warrants;
•
24,691,358 Ordinary Shares represented by ADSs issuable upon conversion of the $20 million convertible note held by MiCo with an ADS conversion price of $16.20 per ADS (the “MiCo Convertible Note”); and

•	up to 1,407,767,000 Ordinary Shares represented by ADSs issuable upon conversion of the Conversion Obligations.

SELLING SHAREHOLDERS

We are registering the resale of 55,890,900 ADSs (representing 1,117,818,000 Ordinary Shares) pursuant to the Registration Rights Agreement, comprised of 242,718,447 Ordinary Shares represented by 12,135,922 ADSs issuable pursuant to the Conversion Rights Obligations and 875,099,553 Ordinary Shares represented by 43,754,978 ADSs issuable upon conversion of the Convertible Note.  The term “Selling Shareholder” refers to each of the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and any donees, pledgees, transferees or other successors-in-interest selling ADSs received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer. Except as described herein or in the documents incorporated by reference herein, we did not have any material relationship with any Selling Shareholder prior to our credit agreement with Perceptive.

Our registration of the resale of the securities covered by this prospectus does not necessarily mean that the Selling Shareholders will sell any or all of the securities.

The information in the below table (other than the percentages of our outstanding Ordinary Shares beneficially owned) in respect of each Selling Shareholder was furnished by or on behalf of such Selling Shareholder and is as of December 22, 2025.

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to Offering			Maximum Number Ordinary Shares (represented by ADSs) to be Offered Pursuant to this Prospectus(3)	Number of Ordinary Shares Beneficially Owned After Offering(4)
	Number		Percent(2)		Number	Percent(2)
Perceptive Credit Holdings II, L.P.(1)	278,809,708	(5)	9.9%	242,718,447	36,091,261	5.85%
Perceptive Credit Holdings III, L.P. (1)	1,220,048,543	(6)	9.9%	875,099,553	344,948,990	9.9%

(1)
Each of Perceptive Credit Holdings II, LP (“PCH II”) and Perceptive Credit Holdings III, LP (“PCH III”) is a Delaware limited partnership and their address is 51 Astor Place, 10th Floor, New York, New York 10003.

(2)	Applicable percentage ownership is based on 374,206,640 of our Ordinary Shares outstanding as of January 23, 2026

(3)	Assumes conversion of the Convertible Obligations for the full 55,890,900 of ADSs being offered for resale pursuant to this prospectus.

(4)	Assuming all ADSs representing Ordinary Shares being registered for resale hereunder are sold.

(5)
The number of Ordinary Shares beneficially owned by PCH II prior to the offering reflects (i) 35,800,000 Ordinary Shares represented by 1,790,000 ADSs held by PCH II; (ii) 10,000,000 Ordinary Shares issuable upon the exercise of warrants held by PCH II, (iii) 242,718,447 Ordinary Shares represented by 12,135,922 ADSs issuable upon conversion of the Conversion Rights Obligation. The number of ADSs issuable upon conversion of the Conversion Rights Obligations reflects a conversion price equal to the floor price applicable to such conversions of $1.03.  The terms of each of the warrants and the Conversion Rights restrict the exercise of the warrants and the conversion of the Conversion Rights Obligations, as applicable, into ADSs to the extent that, upon such exercise or conversion, the number of Ordinary Shares, including the Ordinary Shares underlying ADSs, then beneficially owned by the holder and its Attribution Parties (as defined in the Conversion Rights Agreement) would exceed 9.9% of the outstanding Ordinary Shares (the “Beneficial Ownership Cap”). Accordingly, notwithstanding the number of Ordinary Shares reported, PCH II disclaims beneficial ownership of any Ordinary Shares, including those underlying ADSs issuable upon exercise of the warrants or conversion of the Conversion Rights Obligations, to the extent that upon such exercise or conversion the number of Ordinary Shares beneficially owned by PCH II and its Attribution Parties, in the aggregate, would exceed the Beneficial Ownership Cap.

(6)
The number of Ordinary Shares beneficially owned by PCH III prior to the offering reflects (i) 55,000,000 Ordinary Shares issuable upon the exercise of warrants held by PCH III and (ii) 165,048,543 Ordinary Shares represented by 58,252,427 ADSs issuable upon conversion of the Convertible Note. The number of ADSs issuable upon conversion of the Convertible Note reflects a conversion price equal to the floor price applicable thereto of $1.03. The terms of each of the warrants and the Convertible Note restrict the exercise of the warrants and the conversion of the Convertible Note, as applicable, into ADSs to the extent that, upon such exercise or conversion, the number of Ordinary Shares, including the Ordinary Shares underlying ADSs, then beneficially owned by PCH III and its Attribution Parties would exceed the Beneficial Ownership Cap. Accordingly, notwithstanding the number of Ordinary Shares reported, PCH III disclaims beneficial ownership of any Ordinary Shares, including those underlying ADSs, issuable upon exercise of the warrants and conversion of the Convertible Note to the extent that upon such exercise or conversion the number of Ordinary Shares beneficially owned by all Reporting Persons hereunder, in the aggregate, would exceed the Beneficial Ownership Cap.

PLAN OF DISTRIBUTION

The Selling Shareholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their ADSs or interests therein on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through agreements between broker-dealers and the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

In connection with the sale of our ADSs or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs or interests therein in the course of hedging the positions they assume. The Selling Shareholders may also sell ADSs or interests therein short and deliver these securities to close out their short positions, or loan or pledge the ADSs or interests therein to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the ADSs or interests therein offered by them will be the purchase price of such securities less discounts or commissions, if any. Each Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ADSs or interests therein to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholders also may resell all or a portion of the ADSs or interests therein in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If a Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ADSs or interest therein to be sold, the name of the applicable Selling Shareholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ADSs or interests therein may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ADSs or interests therein may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of each Selling Shareholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus supplement

We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (2) such time after December 22, 2026 as (x) all of the Registrable Securities (as defined in the Registration Rights Agreement) may be immediately sold to the public without registration or restriction (including without limitation as to volume by each holder thereof), and without compliance with any “current public information” requirement, pursuant to Rule 144 under the Securities Act and (y) the Company’s legal counsel shall have delivered to the Depositary and the Company’s transfer agent for the Ordinary Shares a legal opinion to the effect that all of the Registrable Securities may be sold by the Selling Shareholders without registration under the Securities Act and such other information and documentation as the Depositary or such transfer agent may require to effect the issuance of all Registrable Securities free of all restrictive legends.

DESCRIPTION OF OUR ADSs

The primary trading market for our ADSs is the NASDAQ Global Select Market, where our ADSs are listed and traded under the symbol “TRIB”. The ratio of ADSs to underlying Ordinary Shares is 1 ADS : 20 Ordinary Shares. The Bank of New York Mellon is the depositary for the ADSs pursuant to the deposit agreement filed with the Commission on January 15, 2004 as an exhibit to our Form F-6, registration no. 333-111946.

Descriptions of our Ordinary Shares and ADSs can be found in our Annual Report on Form 20-F for the year ended December 31, 2024, which descriptions are incorporated herein by reference.

TAXATION

A description of taxation affecting our ADSs can be found in our Annual Report on Form 20-F for the year ended December 31, 2024, which description is incorporated herein by reference.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act is Puglisi & Associates; 850 Library Avenue, Suite 204; Newark, Delaware 19711. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

EXPENSES

The following is a statement of the expenses to be incurred by us in connection with the registration of the securities under the registration statement of which this prospectus is a part, all of which will be borne by us. All amounts shown are estimates except for the Commission registration fee.

Commission registration fee	$5,402.97
EDGAR and printing fees	$2,000
Legal fees and expenses	$20,000
Accounting fees and expenses	$10,000
Miscellaneous	$5,597.03
Total	$43,000

LEGAL MATTERS

The validity of the securities offered by this prospectus and other legal matters concerning this offering relating to Irish law has been passed upon for us by Matheson LLP. Certain legal matters with respect to U.S. federal law and New York law in connection with this offering will be passed upon for us by Carter Ledyard & Milburn LLP.

EXPERTS

The audited consolidated financial statements of Trinity Biotech plc incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

The Statement of Assets Acquired and Liabilities Assumed with respect to the asset acquisition from Waveform Technologies, Inc. incorporated by reference to the Report on Form 6-K filed with the Commission on April 30, 2024 have been so incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the report of Grant Thornton upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. You may also read all or any portion of the registration statement and certain other filings made with the Securities and Exchange Commission on our website at www.trinitybiotech.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including Annual Reports on Form 20-F by April 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Ireland, filed with and made public by any stock exchange or distributed by us to our shareholders.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 000-22320).  These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

●	Our Annual Report on Form 20-F for the fiscal year ended on December 31, 2024, filed with the SEC on May 16, 2025 (the “Annual Report”).
●
Our reports of foreign private issuer on Form 6-K (including exhibits thereto) filed with the SEC on  June 24, 2025, July 1, 2025, July 24, August 8, 2025, August 12, 2025, August 15, 2025, August 20, 2025, September 2, 2025, September 8, 2025, September 30, 2025, October 23, 2025, November 18, 2025; November 21, 2025, December 18, 2025, December 23, 2025, December 23, 2025 and December 23, 2025.

●	The description of our ADSs contained in the Annual Report.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Trinity Biotech plc, IDA Business Park, Bray, County Wicklow, Ireland, Attn: Corporate Secretary, telephone number +(353) 1 276 9800. You may also obtain information about us by visiting our website at www.trinitybiotech.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

We are an Irish company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Irish experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been advised by counsel that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be recognized or enforceable in Ireland.

A judgment of the U.S. courts will be enforced by the Irish courts, by way of separate action in Ireland, if the following general requirements are met: (i) the judgment is for a debt or a definite sum of money; (ii) the procedural rules of the U.S. court must have been observed and the U.S. court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and (iii) the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. If the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment should not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. However, the Irish courts may refuse to enforce a judgment of the U.S. courts which meets the above requirements in certain circumstances, including: (a) if the judgment was impeached by fraud; (b) if the process and decision of the U.S. courts were contrary to natural or constitutional justice under the laws of Ireland and if the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice; or (c) if the judgment is contrary to Irish public policy or involves certain United States laws which will not be enforced in Ireland or constitute the enforcement of a judgment of a penal or taxation nature.  An application to the Irish courts for the enforcement in Ireland of a judgement of the U.S. courts which meets the above requirements may also be successfully opposed if it can be demonstrated that: (a) jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Irish Superior Courts Rules; (b) there is no practical benefit to the party in whose favor the foreign judgment is made in seeking to have that judgment enforced in Ireland, or (c) the judgment is not consistent with a judgment of an Irish court in respect of the same matter.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

TRINITY BIOTECH PLC

Secondary offering of up to
55,890,900 American Depositary Shares
representing
1,117,818,000 Ordinary Shares

PROSPECTUS

January 23, 2026